Contacts:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 200	1331 Seventeenth Street, Suite 200
	Denver, CO 80202	Denver, CO 80202
	(303) 293-5563	(303) 675-1194

FOR IMMEDIATE RELEASE:

First Quarter 2017 Financial Results

•	Improved net income by $4.0 million, or 68.1%, compared to the first quarter 2016
•	Expanded return on average assets to 1.18%, compared to 1.00% in the first quarter 2016
•	Increased loans $51.6 million, or 8.3% annualized, during the first quarter 2017
•	Grew deposits $66.5 million, or 10.0% annualized, during the first quarter 2017
•	Further improved nonperforming assets to total assets to 0.16%, compared to 0.60% in the first quarter 2016
•	Increased quarterly cash dividend to 12.5 cents, compared to 11.5 cents in 2016

DENVER, April 19, 2017 - Guaranty Bancorp (Nasdaq: GBNK) (“we”, “our” or “the Company”), a community bank holding company based in Colorado, today announced first quarter 2017 net income of $9.8 million, or $0.35 per basic and diluted common share, compared to $5.9 million, or $0.28 per basic common share and $0.27 per diluted common share in the first quarter 2016.

The $4.0 million increase in net income in the first quarter 2017, compared to the first quarter 2016, was comprised of an $8.2 million increase in net interest income and a $2.2 million increase in noninterest income, partially offset by a $4.7 million increase in noninterest expense and a $1.7 million increase in income taxes. The increase in net income in the first quarter 2017, compared to the first quarter 2016 was favorably impacted by the Company’s organic growth and the September 2016 acquisition of Home State Bancorp (Home State).  Compared to the fourth quarter 2016, net income increased $2.4 million in the first quarter 2017, or $0.08 per basic common share and $0.09 per diluted common share, primarily due to the $3.0 million of merger-related expenses net of tax incurred in the fourth quarter 2016.

“As expected, the strong momentum we had coming out of 2016 carried into the first quarter of 2017” said Paul W. Taylor, President and Chief Executive Officer of the Company. “The first quarter 2017 had the highest quarterly net income we’ve ever reported for Guaranty Bancorp. The successful integration of Home State Bank in late 2016 and solid first quarter 2017 annualized loan and deposit growth of 8.3% and 10%, respectively, fueled our $4.0 million, or 68.1%, increase in net income as compared to the first quarter of 2016.”

Taylor continued, “We  continued to expand our quarterly profitability metrics with a return on average assets of 1.18% as compared to 1.00% for the same quarter in 2016, and increased our earnings per diluted common share by $0.08, compared to the first quarter 2016. We remain highly focused on furthering our growth and achieving our goal of being the premier community bank in the state of Colorado.”

Key Financial Measures

Income Statement

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016

	(Dollars in thousands, except per share amounts)
Net income	$9,840	$7,421	$5,855
Operating earnings (1)	9,832	9,445	6,238
Earnings per common share - diluted	0.35	0.26	0.27
Earnings per common share - diluted - operating (1)	0.35	0.34	0.29
Return on average assets	1.18%	0.88%	1.00%
Return on average assets - operating (1)	1.18%	1.13%	1.06%
Return on average equity	11.17%	8.41%	10.50%
Return on average equity - operating (1)	11.16%	10.70%	11.19%
Net interest margin	3.65%	3.58%	3.60%
Efficiency ratio - tax equivalent (2)	55.33%	55.13%	59.92%
Average cost of interest-bearing liabilities
(including noninterest-bearing deposits)	0.43%	0.40%	0.35%
Average cost of deposits
(including noninterest-bearing deposits)	0.23%	0.22%	0.22%
________________________

(1) See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures" later in this document.

(2) The efficiency ratio equals noninterest expense adjusted to exclude amortization of intangible assets, prepayment penalties on long-term debt, impairment of long-lived assets and merger related expenses, divided by the sum of tax equivalent net interest income and tax equivalent noninterest income. To calculate tax equivalent net interest income and noninterest income, the interest earned on tax-exempt loans and investment securities and the income earned on bank-owned life insurance have been adjusted to reflect the amount that would have been earned had these investments been subject to normal income taxation.

Balance Sheet

	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
	(Dollars in thousands, except per share amounts)
Total investments	$584,746	$590,856	$562,091	$369,008	$400,890
Total loans, net of deferred costs and fees	2,570,750	2,519,138	2,412,999	1,898,543	1,830,246
Allowance for loan losses	(23,175)	(23,250)	(23,300)	(23,050)	(23,025)
Total assets	3,399,651	3,366,427	3,346,265	2,395,015	2,362,216
Total deposits	2,765,630	2,699,084	2,752,112	1,847,361	1,872,717
Book value per common share	12.64	12.44	12.39	10.55	10.35
Tangible book value per common share	10.13	9.91	9.85	10.33	10.12
Equity ratio - GAAP	10.56%	10.47%	10.50%	9.60%	9.55%
Tangible common equity ratio	8.65%	8.52%	8.53%	9.42%	9.36%
Total risk-based capital ratio	13.44%	13.58%	14.07%	13.34%	13.31%

The following table presents, for the periods indicated, average assets, liabilities and stockholders’ equity, as well as interest income from average interest-earning assets, interest expense from average interest-bearing liabilities and the resultant yields and costs expressed in percentages. Nonaccrual loans are included in the calculation of average loans and leases, while interest thereon is excluded from the computation of yield earned.

Net Interest Income and Margin

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost

	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Gross loans, net of deferred costs
and fees (1)(2)(3)	$2,540,421	$27,392	4.37%	$2,421,057	$27,043	4.44%	$1,818,001	$18,854	4.17%
Investment securities (1)
Taxable	361,799	2,315	2.59%	352,248	2,171	2.45%	301,604	1,960	2.61%
Tax-exempt	202,094	1,237	2.48%	204,555	1,224	2.38%	90,929	731	3.23%
Bank Stocks (4)	24,237	389	6.51%	16,923	234	5.50%	20,901	311	5.98%
Other earning assets	4,097	8	0.79%	98,920	128	0.51%	2,812	4	0.57%
Total interest-earning assets	3,132,648	31,341	4.06%	3,093,703	30,800	3.96%	2,234,247	21,860	3.94%
Non-earning assets:
Cash and due from banks	35,533			36,494			24,982
Other assets	205,972			205,946			99,951
Total assets	$3,374,153			$3,336,143			$2,359,180

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand and NOW	$772,880	$357	0.19%	$794,139	$345	0.17%	$377,777	$92	0.10%
Money market	490,430	333	0.28%	519,361	359	0.27%	402,008	258	0.26%
Savings	171,738	47	0.11%	162,363	46	0.11%	152,853	42	0.11%
Time certificates of deposit	374,065	800	0.87%	377,499	810	0.85%	274,363	615	0.90%
Total interest-bearing deposits	1,809,113	1,537	0.34%	1,853,362	1,560	0.33%	1,207,001	1,007	0.34%
Borrowings:
Repurchase agreements	36,466	17	0.19%	36,828	21	0.23%	20,937	10	0.19%
Federal funds purchased (5)	1	-	1.46%	2	-	0.84%	1	-	0.98%
Subordinated debentures	64,993	844	5.27%	64,984	840	5.14%	25,774	225	3.51%
Borrowings	210,680	771	1.48%	98,148	557	2.26%	257,016	623	0.97%
Total interest-bearing liabilities	2,121,253	3,169	0.61%	2,053,324	2,978	0.58%	1,510,729	1,865	0.50%
Noninterest bearing liabilities:
Demand deposits	880,231			909,523			611,736
Other liabilities	15,381			22,045			12,536
Total liabilities	3,016,865			2,984,892			2,135,001
Stockholders' Equity	357,288			351,251			224,179
Total liabilities and stockholders' equity	$3,374,153			$3,336,143			$2,359,180

Net interest income		$28,172			$27,822			$19,995
Net interest margin			3.65%			3.58%			3.60%

(1) Yields on loans and securities have not been adjusted to a tax-equivalent basis. Net interest margin on a fully tax-equivalent basis would have been 3.76%, 3.68% and 3.68% for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016, respectively. The tax-equivalent basis was computed by calculating the deemed interest on municipal bonds and tax-exempt loans that would have been earned on a fully taxable basis to yield the same after-tax income, net of the interest expense disallowance under Internal Revenue Code Sections 265 and 291, using a combined federal and state marginal tax rate of 38.01%.

(2) The loan average balances and rates include nonaccrual loans.

(3) Net loan fees (costs) of $(0.1) million, $0.2 million and $0.1 million for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016, respectively, are included in the yield computation.

(4) Includes Bankers’ Bank of the West stock, Federal Agricultural Mortgage Corporation (Farmer Mac) stock, Federal Reserve Bank stock, Federal Home Loan Bank stock and Pacific Coast Bankers’ Bank stock.

(5) The interest expense related to federal funds purchased for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016 rounded to zero.

The net interest margin and loan yield are impacted by volatility in accretion of the acquired loan discount. The effects of the accretion on net interest margin and loan yield are outlined in the following table for the periods indicated.

	Three Months Ended		Three Months Ended		Three Months Ended
	March 31, 2017		December 31, 2016		March 31, 2016
	Net Interest Margin	Loan Yield	Net Interest Margin	Loan Yield	Net Interest Margin	Loan Yield
Reported	3.65%	4.37%	3.58%	4.44%	3.60%	4.17%
Less: Accelerated accretion of acquired
loan discount from early payoffs	(0.04)%	(0.05)%	(0.09)%	(0.10)%	-%	-%
Subtotal	3.61%	4.32%	3.49%	4.34%	3.60%	4.17%
Less: Accretion of acquired loan discount
not attributable to early payoffs	(0.06)%	(0.07)%	(0.05)%	(0.07)%	-%	-%
Excluding total accretion of loan
acquisition discounts	3.55%	4.25%	3.44%	4.27%	3.60%	4.17%
Total accretion of loan acquisition discounts	(0.10)%	(0.12)%	(0.14)%	(0.17)%	-%	-%

Net interest margin increased to 3.65% for the first quarter 2017, compared to 3.58% for the fourth quarter 2016 and 3.60% for the first quarter 2016, primarily due to an increase in the yield on average earning assets. The yield on average earnings assets increased to 4.06% for the first quarter 2017, compared to 3.96% for the fourth quarter 2016 and 3.94% for the first quarter 2016. The accretion of the discount on acquired loans had a ten basis point favorable impact on the net interest margin for the first quarter 2017, compared to a 14 basis point favorable impact on the net interest margin for the fourth quarter 2016 and no impact on the net interest margin for the first quarter 2016. The cost of interest-bearing liabilities increased to 0.61% for the first quarter 2017, compared to 0.58% for the fourth quarter 2016 and 0.50% for the first quarter 2016. The average cost of interest-bearing liabilities for both the first quarter 2017 and fourth quarter 2016 were impacted by the July 2016 issuance of $40.0 million of unsecured fixed-to-floating rate subordinated notes, bearing an initial interest rate of 5.75% through July 2021. The average cost of deposits, including demand deposits, was 0.23% for the first quarter 2017, compared to 0.22% for both the fourth and first quarters of 2016.

Net interest income increased $8.2 million in the first quarter 2017, compared to the same quarter in 2016, due to a $9.5 million increase in interest income, partially offset by a $1.3 million increase in interest expense. The increase in interest income was mostly the result of an $898.4 million increase in average earning assets in the first quarter 2017 compared to the same quarter in 2016, and $0.8 million related to accretion of the discount on acquired loans. The increase in interest expense in the first quarter 2017, compared to the same quarter in 2016, was primarily due to a $0.6 million increase in subordinated debt expense and a $0.5 million increase in interest expense on deposits. Interest expense on deposits increased in the first quarter 2017, compared to the same quarter in 2016, due to a $602.1 million increase in average interest-bearing deposit balances. The Company acquired $445.5 million in loans and $769.7 million in deposits as a result of the September 2016 Home State transaction.

Compared to the fourth quarter 2016, net interest income increased by $0.4 million in the first quarter 2017 reflecting a $0.5 million increase in interest income, partially offset by a $0.2 million increase in interest expense. The increase in interest income during the first quarter 2017, compared to the fourth quarter 2016, was primarily due to a $119.4 million increase in average loans, partially offset by a $14.4 million decrease in average investments. The increase in interest expense in the first quarter 2017, compared to the fourth quarter 2016, was mostly due to a $67.9 million increase in average interest-bearing liabilities, primarily consisting of overnight borrowings utilized to fund the increase in loans.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016

	(In thousands)
Noninterest income:
Deposit service and other fees	$3,280	$3,405	$2,169
Investment management and trust	1,521	1,563	1,280
Increase in cash surrender value of
life insurance	595	607	448
Gain on sale of securities	-	49	45
Gain on sale of SBA loans	381	401	154
Other	625	207	82
Total noninterest income	$6,402	$6,232	$4,178

First quarter 2017 noninterest income increased $0.2 million compared to the fourth quarter 2016, primarily due to a $0.3 million gain on sale of the Company’s $2.0 million credit card loan portfolio during the first quarter 2017.

Compared to the first quarter 2016, noninterest income increased $2.2 million in the first quarter 2017. This increase was attributable to a $1.1 million increase in deposit service and other fees, a $0.2 million increase in investment management and trust fees,  a $0.2 million increase in the gain on sales of SBA loans, and a $0.5 million increase in other noninterest income. The increases in deposit service and other fees and investment management and trust fees were mostly due to the impact of deposit accounts and trust accounts acquired in the 2016 Home State transaction. The $0.5 million increase in other noninterest income in the first quarter 2017, compared to the first quarter 2016, was primarily due to the $0.3 million gain on sale of the Company’s credit card loan portfolio, discussed above.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016

	(In thousands)
Noninterest expense:
Salaries and employee benefits	$11,926	$12,654	$8,788
Occupancy expense	1,552	1,834	1,375
Furniture and equipment	945	789	818
Amortization of intangible assets	649	689	240
Other real estate owned, net	68	4	2
Insurance and assessments	706	496	613
Professional fees	974	914	857
Impairment of long-lived assets	190	185	-
Other general and administrative	3,519	5,672	3,099
Total noninterest expense	$20,529	$23,237	$15,792

First quarter 2017 noninterest expense decreased $2.7 million to $20.5 million, compared to $23.2 million in the fourth quarter 2016, primarily due to $3.0 million in merger-rated expenses incurred in the fourth quarter 2016. The $3.0 million in merger-related expenses incurred in the fourth 2016 consisted of $0.5 million in salaries and employee benefits and $2.5 million in other general and administrative expense.

Noninterest expense increased by $4.7 million in the first quarter 2017, compared to the first quarter 2016, primarily due to a $3.1 million increase in salaries and employee benefits, a $0.2 million increase in occupancy expense, a $0.4 million increase in amortization of intangible assets, a $0.2 million increase in impairment of long-lived assets, and a $0.4 million increase in other general and administrative expense. The $3.1 million increase in salaries and employee benefits in the first quarter 2017, compared to the same quarter in 2016, consisted of a $2.0 million increase in base salaries, a $0.7 million increase in the Company’s self-funded medical plan, and a $0.3 million increase in payroll taxes. Since March 31, 2016, the Company’s full-time equivalent employees (FTE) increased by 134 FTE to 498 FTE at March 31, 2017, primarily due to the Home State transaction. The $0.4 million increase in amortization of intangible assets in the first quarter 2017, compared to the same quarter in 2016, was primarily due to the intangible assets recorded in the Home State transaction. The $0.2 million impairment of long-lived assets in the first quarter 2017 was related to a real estate property that was transferred to held for sale at net realizable value. The $0.4 million increase in other general and administrative expense in the first quarter 2017, compared to the first quarter 2016 was related to increases in data processing and card interchange expense.

The Company’s first quarter 2017 income tax expense of $4.2 million and effective tax rate of 29.9% were favorably impacted by the direct reduction of tax expense resulting from the vesting of restricted stock at a market value higher than the grant date fair value. During the first quarter 2017, 123,407 shares of restricted stock vested with a weighted average grant price of $13.60 and a weighted average fair value at vesting of $24.50. The increase in the value of these shares between the date of grant and the date of vesting resulted in the direct benefit to tax expense of approximately $511,000 in the first quarter 2017.The Company’s income tax expense is not expected to be materially impacted by restricted stock vestings again until the fourth quarter 2017 when 40,845 shares of time-based restricted stock granted to named executive officers are expected to vest with a weighted average grant price of $16.13 per share.

Balance Sheet

	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
	(Dollars in thousands)
Total assets	$3,399,651	$3,366,427	$3,346,265	$2,395,015	$2,362,216
Average assets, quarter-to-date	3,374,153	3,336,143	2,613,133	2,356,964	2,359,180
Total loans, net of deferred costs and fees	2,570,750	2,519,138	2,412,999	1,898,543	1,830,246
Total deposits	2,765,630	2,699,084	2,752,112	1,847,361	1,872,717

Equity ratio - GAAP	10.56%	10.47%	10.50%	9.60%	9.55%
Tangible common equity ratio	8.65%	8.52%	8.53%	9.42%	9.36%

At March 31, 2017, the Company had total assets of $3.4 billion, reflecting an increase of $1.0 billion compared to March 31, 2016, and an increase of $33.2 million compared to December 31, 2016. The increase in total assets year-over-year was comprised of a $740.5 million increase in loans, a $183.9 million increase in investments and a $66.1 million increase in goodwill and intangible assets. The increase in total assets was funded by an $892.9 million increase in deposits and a $15.7 million increase in securities sold under agreements to repurchase. During the third quarter 2016, the Company acquired $445.5 million in loans, net of deferred fees and costs and $769.7 million in deposits in the Home State transaction. The $33.2 million increase in total assets during the first quarter 2017, compared to the fourth quarter 2016 was primarily due to a $51.6 million increase in loans, partially offset by a $9.6 million decrease in cash and a $6.1 million decrease in investments.

The following table sets forth the amount of loans outstanding at the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
	(In thousands)
Loans held for sale	$951	$4,129	$-	$-	$-
Commercial and residential real estate	1,800,194	1,768,424	1,752,113	1,428,397	1,307,854
Construction	103,682	88,451	75,603	26,497	87,753
Commercial	451,708	432,083	400,281	336,069	329,939
Consumer	120,231	125,264	81,766	66,539	66,829
Other	93,979	100,848	102,887	40,640	37,534
Total gross loans	2,570,745	2,519,199	2,412,650	1,898,142	1,829,909
Deferred costs and (fees)	5	(61)	349	401	337
Loans, net	2,570,750	2,519,138	2,412,999	1,898,543	1,830,246
Less allowance for loan losses	(23,175)	(23,250)	(23,300)	(23,050)	(23,025)
Net loans	$2,547,575	$2,495,888	$2,389,699	$1,875,493	$1,807,221

The following table presents the changes in the Company’s loan balances at the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
	(In thousands)
Beginning balance	$2,519,199	$2,412,650	$1,898,142	$1,829,909	$1,814,281
New credit extended	139,185	232,499	129,064	121,753	105,843
Acquisition of Home State Bank	-	-	445,529	-	-
Net existing credit advanced	111,821	142,448	153,390	87,524	50,482
Net pay-downs and maturities	(195,678)	(272,326)	(214,089)	(142,516)	(139,914)
Other	(3,782)	3,928	614	1,472	(783)
Gross loans	2,570,745	2,519,199	2,412,650	1,898,142	1,829,909
Deferred costs and (fees)	5	(61)	349	401	337
Loans, net	$2,570,750	$2,519,138	$2,412,999	$1,898,543	$1,830,246

Net change - loans outstanding	$51,612	$106,139	$514,456	$68,297	$15,710

During the first quarter 2017, loans net of deferred costs and fees increased $51.6 million, despite $195.7 million in net pay-downs and maturities during the quarter. In addition to contractual loan principal payments and maturities, the first quarter 2017 included $33.3 million in payoffs due to our strategic decision not to match certain financing terms offered by competitors, $36.1 million in early payoffs related to our borrowers selling their assets or deploying excess cash, and $10.8 million in loan pay-downs related to fluctuations in loan balances to existing customers.

During the twelve months ended March 31, 2017, loans net of deferred fees and costs increased by $740.5 million. Loans acquired in the transaction with Home State during the third quarter 2016 were $445.5 million. Excluding the loans acquired in the transaction with Home State, loans grew $295.0 million, or 16.1% since March 31, 2016.

The following table sets forth the amounts of deposits outstanding at the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
	(In thousands)
Noninterest-bearing demand	$868,189	$916,632	$857,064	$638,110	$631,544
Interest-bearing demand and NOW	821,518	767,523	802,043	383,492	392,808
Money market	489,921	484,664	554,447	392,730	411,582
Savings	178,157	164,478	160,698	149,798	155,673
Time	407,845	365,787	377,860	283,231	281,110
Total deposits	$2,765,630	$2,699,084	$2,752,112	$1,847,361	$1,872,717

At March 31, 2017, non-maturing deposits were $2.4 billion, an increase of $24.5 million compared to December 31, 2016, and an increase of $766.2 million compared to March 31, 2016. Deposits acquired in the transaction with Home State were $769.7 million, of which $685.6 million were non-maturing deposits. Time deposits increased $42.1 million during the first quarter 2017, consisting of a $15.0 million increase in brokered time deposits and a $27.1 million increase in in-market time deposits. Excluding the deposits acquired in the Home State transaction, total deposits grew $123.2 million during the twelve months ended March 31, 2017. At March 31, 2017, noninterest-bearing deposits as a percentage of total deposits were 31.4%, compared to 33.7% at March 31, 2016.

At March 31, 2017, securities sold under agreements to repurchase were $34.5 million, compared to $36.9 million at December 31, 2016 and $18.7 million at March 31, 2016. Securities sold under agreements to repurchase acquired in the transaction with Home State were $20.0 million.

Total FHLB borrowings were $162.8 million at March 31, 2017, consisting of $90.4 million in overnight advances and $72.4 million in term advances. At March 31, 2016, total FHLB borrowings consisted of $85.9 million in overnight advances and $120.0 million in term advances.

Regulatory Capital Ratios

The following table provides the capital ratios of the Company and the Bank as of the dates presented, along with the applicable regulatory capital requirements:

	Ratio at March 31, 2017	Ratio at December 31, 2016	Minimum Requirement for “Adequately Capitalized” Institution plus fully phased in Capital Conservation Buffer	Minimum Requirement for "Well-Capitalized" Institution
Common Equity Tier 1 Risk-Based Capital Ratio
Consolidated	10.39%	10.46%	7.00%	N/A
Guaranty Bank and Trust Company	12.48%	12.43%	7.00%	6.50%

Tier 1 Risk-Based Capital Ratio
Consolidated	11.25%	11.34%	8.50%	N/A
Guaranty Bank and Trust Company	12.48%	12.43%	8.50%	8.00%

Total Risk-Based Capital Ratio
Consolidated	13.44%	13.58%	10.50%	N/A
Guaranty Bank and Trust Company	13.29%	13.26%	10.50%	10.00%

Leverage Ratio
Consolidated	9.83%	9.81%	4.00%	N/A
Guaranty Bank and Trust Company	10.92%	10.76%	4.00%	5.00%

At March 31, 2017, all of our regulatory capital ratios remained well above minimum requirements for a “well-capitalized” institution. The Company’s consolidated Tier 1 risk-based capital ratio and total risk-based capital ratio decreased relative to December 31, 2016 primarily due to an increase in risk-weighted assets.

Asset Quality

The following table presents select asset quality data, including quarterly charged-off loans, recoveries and provision for loan losses as of the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
	(Dollars in thousands)
Originated nonaccrual loans and leases	$3,387	$3,345	$3,399	$13,326	$13,401
Purchased nonaccrual loans and leases	1,715	1,902	2,108	-	-
Accruing loans past due 90 days or more (1)	-	-	335	-	-

Total nonperforming loans (NPLs)	$5,102	$5,247	$5,842	$13,326	$13,401
Other real estate owned and foreclosed assets	257	569	637	674	674

Total nonperforming assets (NPAs)	$5,359	$5,816	$6,479	$14,000	$14,075

Total classified assets	$30,201	$33,443	$34,675	$25,644	$27,191

Accruing loans past due 30-89 days (1)	$3,858	$1,337	$2,157	$2,386	$1,398

Charged-off loans	$(125)	$(290)	$(72)	$(57)	$(302)
Recoveries	45	150	295	72	311
Net (charge-offs) recoveries	$(80)	$(140)	$223	$15	$9

Provision for loan losses	$5	$90	$27	$10	$16

Allowance for loan losses	$23,175	$23,250	$23,300	$23,050	$23,025

Unaccreted loan discount	$13,896	$14,682	$15,721	$-	$-

Selected ratios:
NPLs to loans, net of deferred costs and fees (2)	0.20%	0.21%	0.24%	0.70%	0.73%
NPAs to total assets	0.16%	0.17%	0.19%	0.58%	0.60%
Allowance for loan losses plus unaccreted
discount to NPLs	726.60%	722.93%	667.94%	172.97%	171.82%
Allowance for loan losses to loans, net of
deferred costs and fees (2)	0.90%	0.92%	0.97%	1.21%	1.26%
Allowance for loan losses plus unaccreted
discount to loans, net of
deferred costs and fees (2)	1.43%	1.50%	1.61%	1.21%	1.26%
Loans 30-89 days past due to loans, net of
deferred costs and fees (2)	0.15%	0.05%	0.09%	0.13%	0.08%
Texas ratio (3)	1.39%	1.55%	1.77%	5.17%	5.14%
Classified asset ratio (4)	8.24%	9.79%	10.69%	10.55%	11.56%
________________________

(1) Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and is in the process of renewal, but continues to be current with respect to payments.

(2) Loans, net of deferred costs and fees, exclude loans held for sale.
(3) Texas ratio defined as total NPAs divided by subsidiary bank only Tier 1 Capital plus allowance for loan losses.
(4) Classified asset ratio defined as total classified assets to subsidiary bank only Tier 1 Capital plus allowance for loan losses.

The following tables summarize past due loans held for investment by class as of the dates indicated:

March 31, 2017	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$1,951	$-	$2,539	$4,490	$1,800,198
Construction	-	-	-	-	103,682
Commercial	858	-	1,022	1,880	451,709
Consumer	280	-	191	471	120,231
Other	769	-	1,350	2,119	93,979
Total	$3,858	$-	$5,102	$8,960	$2,569,799

December 31, 2016	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$1,258	$-	$2,835	$4,093	$1,768,381
Construction	-	-	-	-	88,449
Commercial	37	-	1,094	1,131	432,072
Consumer	42	-	201	243	125,261
Other	-	-	1,117	1,117	100,846
Total	$1,337	$-	$5,247	$6,584	$2,515,009

During the first quarter 2017, nonperforming assets decreased by $0.5 million from December 31, 2016 and $8.7 million from March 31, 2016. The $8.7 million decline in nonperforming assets, compared to March 31, 2016 included the return of a $9.4 million out-of-state loan syndication to performing status. Also as a result of the transaction with Home State, $2.1 million of nonperforming loans were acquired. At March 31, 2017, performing troubled debt restructurings were $23.2 million, compared to $25.1 million at December 31, 2016 and $11.4 million at March 31, 2016. The increase in performing troubled debt restructurings in the first quarter 2017, compared to the first quarter 2016, was primarily due to a return of the $9.4 million out-of-state loan syndication to performing status, described above.

At March 31, 2017, classified assets represented 8.2% of bank-level Tier 1 risk-based capital plus allowance for loan losses, compared to 9.8% at December 31, 2016 and 11.6% at March 31, 2016.

All acquired loans are initially recorded at their estimated fair value which encompasses an estimate of credit losses. The table below presents two alternative views of credit risk coverage ratios for loans, reflecting adjustments for acquired loans and the associated purchase accounting discount:

	Loans	Allowance / Discount		Allowance over Loans Ratio
	(Dollars in thousands)
March 31, 2017 Reported Balance	$2,569,799	23,175		0.90%
Unaccreted net loan discount	13,896	13,896	1
Adjusted March 31, 2017 Balance	$2,583,695	$37,071		1.43%
________________________

1 Unaccreted net loan discount relates to $445.5 million of acquired loans and is assigned specifically to those loans only. The discount represents the remaining acquisition date fair value adjustment based on market, liquidity, interest rate risk and credit risk and is being accreted into interest income over the remaining life of the respective loans. Credit deterioration on acquired loans subsequent to purchase will result in recognition of additional provision for loan losses to the extent recorded investment exceeds net realizable value.

Net charge-offs were $0.1 million during both the first quarter of 2017 and the fourth quarter of 2016, compared to immaterial net recoveries in the first quarter of 2016. During the first quarters of 2017 and 2016, the Bank recorded an immaterial provision for loan losses, compared to a $0.1 million provision in the fourth quarter 2016. The Bank considered recoveries, historical charge-offs, level of nonperforming loans, loan growth and other factors when determining the adequacy of the allowance for loan losses and the resulting amount of loan loss provision to be recognized during the quarter.

Shares Outstanding

As of March 31, 2017, the Company had 28,393,278 shares of voting common stock outstanding, of which 487,856 shares were in the form of unvested stock awards.

Non-GAAP Financial Measures

The Company discloses certain non-GAAP financial measures related to tangible assets, including tangible book value and tangible common equity, and operating earnings adjusted for merger-related expenses, OREO expenses, debt termination expense, impairments of long-lived assets, securities gains and losses and gains or losses on the sale or disposal of other assets. The Company also discloses the following GAAP profitability metrics alongside the operating earnings equivalent: return on average assets, return on average equity and earnings per share (diluted).

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles the non-GAAP operating earnings to GAAP net income as of the dates indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016

	(Dollars in thousands, except per share amounts)
Net income	$9,840	$7,421	$5,855
Expenses adjusted for:
Expenses (gains) related to other real
estate owned, net	68	4	2
Merger-related expenses	-	3,032	675
Impairment of long-lived assets	190	185	-
Income adjusted for:
Gain on sale of securities	-	(49)	(45)
Gain on sale of other assets	(271)	-	(14)
Pre-tax earnings adjustment	(13)	3,172	618
Tax effect of adjustments (1)	5	(1,148)	(235)
Tax effected operating earnings adjustment	(8)	2,024	383
Operating earnings	$9,832	$9,445	$6,238

Average assets	$3,374,153	$3,336,143	$2,359,180

Average equity	$357,288	$351,251	$224,179

Fully diluted average common
shares outstanding:	28,090,179	28,043,944	21,398,559

Earnings per common
share–diluted:	$0.35	$0.26	$0.27
Earnings per common
share–diluted - operating:	$0.35	$0.34	$0.29

ROAA (GAAP)	1.18%	0.88%	1.00%
ROAA - operating	1.18%	1.13%	1.06%

ROAE (GAAP)	11.17%	8.41%	10.50%
ROAE - operating	11.16%	10.70%	11.19%
________________
(1) Tax effect calculated using a combined federal and state marginal tax rate of 38.01%, adjusted for tax effect of nondeductible merger-related expenses.

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

Tangible Book Value per Common Share
	March 31,	December 31,	March 31,
	2017	2016	2016
	(Dollars in thousands, except per share amounts)
Total stockholders' equity	$358,838	$352,378	$225,519
Less: Goodwill and other intangible assets	(71,072)	(71,721)	(4,933)
Tangible common equity	$287,766	$280,657	$220,586

Number of common shares outstanding	28,393,278	28,334,004	21,790,800

Book value per common share	$12.64	$12.44	$10.35
Tangible book value per common share	$10.13	$9.91	$10.12

Tangible Common Equity Ratio
	March 31,	December 31,	March 31,
	2017	2016	2016
	(Dollars in thousands)
Total stockholders' equity	$358,838	$352,378	$225,519
Less: Goodwill and other intangible assets	(71,072)	(71,721)	(4,933)
Tangible common equity	$287,766	$280,657	$220,586

Total assets	$3,399,651	$3,366,427	$2,362,216
Less: Goodwill and other intangible assets	(71,072)	(71,721)	(4,933)
Tangible assets	$3,328,579	$3,294,706	$2,357,283

Equity ratio - GAAP (total stockholders'
equity / total assets)	10.56%	10.47%	9.55%
Tangible common equity ratio (tangible
common equity / tangible assets)	8.65%	8.52%	9.36%

About Guaranty Bancorp

Guaranty Bancorp is a $3.4 billion financial services company that operates as the bank holding company for Guaranty Bank and Trust Company, a premier Colorado community bank. The Bank provides comprehensive financial solutions to consumers and small to medium-sized businesses that value local and personalized service. In addition to loans and depository services, the Bank also offers wealth management solutions, including trust and investment management services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support the Company’s operations; general economic and business conditions in those areas in which the Company operates, including the impact of global and national economic conditions on our local economy; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for the bank subsidiary to declare dividends to the Company; adequacy of the allowance for loan losses, changes in credit quality and the effect of credit quality on the provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in business strategy or development plans; failure or inability to complete mergers or other corporate transactions; failure or inability to realize fully the expected benefits of mergers or other corporate transactions; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; failure to recognize expected cost savings; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and terms of other credit agreements; changes in oil and natural gas prices; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in any forward-looking statement can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and, except as may otherwise be required by law, the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	March 31,	December 31,	March 31,
	2017	2016	2016
	(In thousands)
Assets
Cash and due from banks	$40,513	$50,111	$31,142

Time deposits with banks	254	254	-

Securities available for sale, at fair value	318,280	324,228	229,478
Securities held to maturity	243,452	243,979	152,213
Bank stocks, at cost	23,014	22,649	19,199
Total investments	584,746	590,856	400,890

Loans held for sale	951	4,129	-

Loans, held for investment, net of deferred costs and fees	2,569,799	2,515,009	1,830,246
Less allowance for loan losses	(23,175)	(23,250)	(23,025)
Net loans, held for investment	2,546,624	2,491,759	1,807,221

Premises and equipment, net	66,001	67,390	46,036
Other real estate owned and foreclosed assets	257	569	674
Goodwill	56,404	56,404	-
Other intangible assets, net	14,668	15,317	4,933
Bank owned life insurance	66,034	65,538	49,279
Other assets	23,199	24,100	22,041
Total assets	$3,399,651	$3,366,427	$2,362,216

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$868,189	$916,632	$631,544
Interest-bearing demand and NOW	821,518	767,523	392,808
Money market	489,921	484,664	411,582
Savings	178,157	164,478	155,673
Time	407,845	365,787	281,110
Total deposits	2,765,630	2,699,084	1,872,717

Securities sold under agreement to repurchase	34,457	36,948	18,730
Federal Home Loan Bank line of credit borrowing	90,400	124,691	85,900
Federal Home Loan Bank term notes	72,432	72,477	120,000
Subordinated debentures, net	65,002	64,981	25,774
Interest payable and other liabilities	12,892	15,868	13,576
Total liabilities	3,040,813	3,014,049	2,136,697

Stockholders’ equity:
Common stock and additional paid-in capital - common stock	832,846	832,098	713,171
Accumulated deficit	(361,592)	(367,944)	(378,733)
Accumulated other comprehensive loss	(6,416)	(6,726)	(4,307)
Treasury stock	(106,000)	(105,050)	(104,612)
Total stockholders’ equity	358,838	352,378	225,519
Total liabilities and stockholders’ equity	$3,399,651	$3,366,427	$2,362,216

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
	2017	2016

	(In thousands, except share and per share data)
Interest income:
Loans, including costs and fees	$27,392	$18,854
Investment securities:
Taxable	2,315	1,960
Tax-exempt	1,237	731
Dividends	389	311
Federal funds sold and other	8	4
Total interest income	31,341	21,860
Interest expense:
Deposits	1,537	1,007
Securities sold under agreement to repurchase	17	10
Borrowings	771	623
Subordinated debentures	844	225
Total interest expense	3,169	1,865
Net interest income	28,172	19,995
Provision for loan losses	5	16
Net interest income, after provision for loan losses	28,167	19,979
Noninterest income:
Deposit service and other fees	3,280	2,169
Investment management and trust	1,521	1,280
Increase in cash surrender value of life insurance	595	448
Gain on sale of securities	-	45
Gain on sale of SBA loans	381	154
Other	625	82
Total noninterest income	6,402	4,178
Noninterest expense:
Salaries and employee benefits	11,926	8,788
Occupancy expense	1,552	1,375
Furniture and equipment	945	818
Amortization of intangible assets	649	240
Other real estate owned, net	68	2
Insurance and assessments	706	613
Professional fees	974	857
Impairment of long-lived assets	190	-
Other general and administrative	3,519	3,099
Total noninterest expense	20,529	15,792
Income before income taxes	14,040	8,365
Income tax expense	4,200	2,510
Net income	$9,840	$5,855

Earnings per common share–basic:	$0.35	$0.28
Earnings per common share–diluted:	0.35	0.27
Dividend declared per common share:	$0.13	$0.12

Weighted average common shares outstanding-basic:	27,867,558	21,184,892
Weighted average common shares outstanding-diluted:	28,090,179	21,398,559